Exhibit 99

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET  CORPORATION  FIRST QUARTER

EARNINGS PER SHARE FROM CONTINUING OPERATIONS $0.55

MINNEAPOLIS, May 12, 2005 — Target Corporation today reported earnings from continuing operations for the first quarter ended April 30, 2005 of $494 million, or 55 cents per share, compared with $392 million, or 43 cents per share in the first quarter ended May 1, 2004. All earnings per share figures refer to diluted earnings per share.

 “We are pleased with our first quarter results,” said Bob Ulrich, chairman and chief executive officer of Target Corporation.  “Our performance reflects our discipline in executing our strategy and our success in delighting our guests with the right combination of innovation, design and value. We are optimistic about our ability to sustain our competitive advantage and remain confident that we will continue to enjoy profitable market share growth throughout 2005 and beyond.”

Total revenues in the first quarter increased 12.7 percent to $11.477 billion from $10.180 billion in 2004, driven by a 6.2 percent increase in comparable store sales combined with the contribution from new store expansion and our credit card operations. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the quarter, earnings before interest and income taxes (EBIT) increased 17.4 percent to $907 million, compared with $773 million in the first quarter 2004. The contribution from the company’s credit card operations to EBIT was $142 million, an increase of $31 million, or 27.9 percent.

In the first quarter, the company’s gross margin rate improved from the prior year, reflecting favorable markup and shortage performance, while the company’s expense rate was unfavorable to prior year.(Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Net interest expense for the quarter decreased $32 million compared with first quarter 2004 reflecting the benefit of lower average funded balances resulting from the application of proceeds from the Mervyn’s and Marshall Field’s sale transactions, partially offset by a higher average portfolio interest rate.

—more —

TARGET CORPORATION

Other Factors

The company’s effective income tax rate for continuing operations for the first quarter was 37.9 percent in 2005 compared with 37.8 percent in 2004.

In June 2004, the company announced a $3 billion share repurchase program. Under this program, the company repurchased $453 million of its common stock during the first quarter of 2005, acquiring 9.2 million shares at an average price of $49.37 per share. Program to-date, the company has acquired 37.7 million shares of its common stock at an average price per share of $45.89, reflecting a total investment of approximately $1.73 billion. The company continues to expect that this share repurchase program will be completed within two to three years of its inception.

Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (scroll down to the bottom of the Home page and click on “Investors”, then click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on May 13, 2005. The replay number is (402) 998-1599.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2004 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. At quarter-end, the company operated 1,330 Target stores in 47 states.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended
(Millions, except per share data) (Unaudited)	April 30, 2005	May 1, 2004	% Change

Sales	$11,171	$9,909	12.7%
Net credit revenues	306	271	12.7

Total revenues	11,477	10,180	12.7

Cost of sales	7,556	6,769	11.6
Selling, general and administrative expense	2,495	2,172	14.8
Credit expense	179	174	2.6
Depreciation and amortization	340	292	16.4

Earnings from continuing operations before interest expense and income taxes	907	773	17.4

Net interest expense	111	143	(22.8)

Earnings from continuing operations before income taxes	796	630	26.6

Provision for income taxes	302	238	26.9

Earnings from continuing operations	494	392	26.4

Earnings from discontinued operations, net of $25 tax	—	40	—

Net earnings	$494	$432	14.6%

Basic earnings per share:
Continuing operations	$0.56	$0.43	30.0
Discontinued operations	—	0.04	—
Basic earnings per share	$0.56	$0.47	17.9%

Diluted earnings per share:
Continuing operations	$0.55	$0.43	30.3
Discontinued operations	—	0.04	—
Diluted earnings per share	$0.55	$0.47	18.2%

Weighted average common shares outstanding:
Basic	887.0	912.6
Diluted	893.5	921.4

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions) (Unaudited)	April 30, 2005	May 1, 2004

ASSETS
Cash and cash equivalents	$1,152	$614
Accounts receivable, net	4,857	4,340
Inventory	5,407	4,473
Other current assets	1,039	889
Current assets of discontinued operations	—	2,083
Total current assets	12,455	12,399

Property and equipment, net	17,328	15,507
Other non-current assets	1,512	1,331
Non-current assets of discontinued operations	—	1,910
Total assets	$31,295	$31,147

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$5,110	$4,355
Current portion of long-term debt and notes payable	4	1,359
Other current liabilities	2,059	1,610
Current liabilities of discontinued operations	—	907
Total current liabilities	7,173	8,231

Long-term debt	9,005	9,529
Deferred income taxes	973	632
Other non-current liabilities	1,097	964
Non-current liabilities of discontinued operations	—	257
Shareholders’ investment	13,047	11,534
Total liabilities and shareholders’ investment	$31,295	$31,147

Common shares outstanding	883.3	913.4

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION	Three Months Ended
(Millions) (Unaudited)	April 30, 2005	May 1, 2004

OPERATING ACTIVITIES
Net earnings	$494	$432
Earnings from and gain on disposal of discontinued operations, net of tax	—	40
Earnings from continuing operations	494	392
Reconciliation to cash flow:
Depreciation and amortization	340	292
Bad debt provision	106	111
Loss on disposal of fixed assets, net	6	7
Other non-cash items affecting earnings	60	21
Changes in operating accounts providing/(requiring) cash:
Accounts receivable originated at Target	90	82
Inventory	(23)	58
Other current assets	151	124
Other non-current assets	(2)	10
Accounts payable	(669)	(601)
Accrued liabilities	(59)	(97)
Income taxes payable	163	33
Other	(6)	—
Cash Flow Provided by Operations	651	432

INVESTING ACTIVITIES
Expenditures for property and equipment	(768)	(632)
Proceeds from the disposal of fixed assets	4	1
Change in accounts receivable originated at third parties	16	89
Cash Flow Required by Investing Activities	(748)	(542)

FINANCING ACTIVITIES
Reductions of long term debt	(511)	(108)
Dividends paid	(71)	(64)
Repurchase of stock	(450)	(15)
Stock option exercises	36	48
Cash Flow Required for Financing Activities	(996)	(139)

Net Cash Provided by Discontinued Operations	—	155
Net Decrease in Cash and Cash Equivalents	(1,093)	(94)

Cash and Cash Equivalents at Beginning of Period	2,245	708
Cash and Cash Equivalents at End of Period	$1,152	$614

Target Corporation

(Millions)

(Unaudited)

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE STORE SALES

Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores		Retail Square Feet
	April 30, 2005	May 1, 2004	April 30, 2005	May 1, 2004	% Change
Target General Merchandise Stores	1,189	1,130	143,288	134,626	6.4
SuperTarget Stores	141	119	24,936	21,100	18.2
Total	1,330	1,249	168,224	155,726	8.0%

	Three Months Ended
	April 30, 2005	May 1, 2004
Continuing Operations Comparable Store Sales	6.2%	7.3%

CREDIT CARD CONTRIBUTION OF CONTINUING OPERATIONS

	Three Months Ended
	April 30, 2005	May 1, 2004
Revenues
Finance charges, late fees and other revenues	$279	$251
Merchant fees
Intracompany	15	14
Third-party	27	20
Total revenues	321	285
Expenses
Bad debt provision	106	111
Operations and marketing	73	63
Total expenses	179	174

Pre-tax credit card contribution	$142	$111

As a percent of average receivables (annualized)	10.7%	9.2%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended
	April 30, 2005	May 1, 2004
Allowance at beginning of period	$387	$352
Bad debt provision	106	111
Net write-offs	(99)	(114)
Allowance at end of period	$394	$349

As a percent of period-end receivables	7.5%	7.4%

SUPPLEMENTAL DATA

	April 30, 2005	May 1, 2004
Period-end receivables	$5,251	$4,689

Total past due as a percent of period-end receivables *	3.0%	3.9%

* Accounts with three or more payments past due.

	Three Months Ended
	April 30, 2005	May 1, 2004
Total revenues as a percent of average receivables (annualized):	24.1%	23.7%

Net write-offs as a percent of average receivables (annualized):	7.4%	9.5%

Average receivables	$5,322	$4,798